(Exhibit 99)

[COOPER LETTERHEAD]

COMPANY CONTACT:	Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE July 17, 2003

Cooper Tire & Rubber Company Reports
Second Quarter Results

Second Quarter Highlights

• Earnings per share of 17 cents
• Cooper brand unit sales increased 8 percent
• Automotive Group awarded $35 million in net new business
• Total lean savings of $24 million

Findlay, Ohio, July 17, 2003 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $13 million, or earnings per share of 17 cents, for the quarter ended June 30, 2003. This result compares to the all-time record earnings of $39 million or 52 cents per share the Company recorded in the second quarter of last year.

Net sales for the quarter rose slightly to $840 million compared to $836 million last year while operating profit for the second quarter of 2003 was $38 million.

For the first six months of the year, Cooper generated net sales of $1.6 billion and net income of $28 million, compared to net sales of $1.6 billion and net income of $65 million in the first half of 2002.

Automotive Group Operations

Cooper-Standard Automotive sales totaled $413 million, down 4 percent compared to last year’s second quarter sales of $429 million. Lower light vehicle production in North America and pricing concessions were the largest factors in the reduced sales total. These were offset by new business starts and the positive impact of foreign currency exchange rates. In North America, Cooper-Standard Automotive sales declined by approximately 9 percent, in line with the decrease in light vehicle production. The Company’s international automotive component sales increased by 13 percent during the quarter while light vehicle production in Europe and South America declined by 1 percent and 8 percent, respectively. Foreign currency exchange rates were a significant factor in increasing international sales.

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The Automotive Group generated operating profit of $26 million during the quarter compared to $44 million one year ago. The lower profitability was largely the result of lower overall production volume, pricing concessions, raw material cost increases and one-time tooling write-offs. These were partially offset by the Company’s continuing success in generating cost savings through lean initiatives.

Cooper-Standard Automotive continued with significant new product launch activity during the quarter. New business and products accounted for $16 million in sales during the quarter and will provide strength to the top line in the coming quarters.

In addition to the current product launches, Cooper-Standard Automotive was awarded $35 million in net new business contracts during the quarter, bringing the total net new business awarded during the year to more than $90 million. This new business will phase into production during the next several years.

Tire Group Operations

The Company’s Tire Group reported net sales of $432 million in the quarter, up 4 percent compared to $414 million in the second quarter of 2002. Second quarter operating profit for the Tire Group was $14 million, compared to $37 million in the same period last year. The decline was the result of significantly higher raw material costs, lower volumes in North America, and the cost of temporary production curtailments and plant inefficiencies. These were partially offset by an improvement in product mix and by the recovery of $6 million of certain previously expensed legal fees.

Sales of Cooper’s high performance tire lines, including the new Zeon 2XS, showed strong growth and added to the improved product mix, as did P-metric SUV tires. Ultra-high performance tire unit sales increased by 85 percent during the quarter while SUV tires increased 24 percent. Overall, unit sales of Cooper brand tires increased by more than 8 percent.

Cost Savings and Lean Initiatives

Continuing focus on lean initiatives resulted in savings of $24 million during the quarter. Additionally, Cooper continues to progress in its restructuring projects in order to optimize its cost structure. Restructuring charges during the quarter totaled $2 million and are expected to yield cost savings of more than $2 million annually.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “We faced tough operating conditions. Tire demand was very soft in April and May and raw material costs were very high throughout the quarter. The impact of raw materials alone on operating profit was more than $20 million compared to last year. On the automotive side, light vehicle production was down and pricing pressures continue on all suppliers. Lower volumes reduced operating profit at Cooper-Standard Automotive by more than $17 million.”

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Outlook

“As we look to the second half of the year, we remain confident that we are well positioned and have the right plans in place to maximize our opportunities and earnings as conditions improve,” Dattilo continued. “And we remain confident that conditions are improving. The North American replacement tire market started to come back in June, with shipments of light vehicle tires increasing by more than 4 percent. Cooper’s North American tire shipments increased by 16 percent in June and have remained solid in the first weeks of July. We expect continued improvement in our product mix as our high performance tire sales increase. In addition, our raw material prices should be down as much as 2 to 4 percent in the third quarter compared to second quarter levels.”

“We expect automotive production will continue to be solid from an historical perspective and that new product launches, as they ramp up, will contribute to a strong second half of the year. Our plan is to continue to improve our operating margins and outpace our competitors and our industry,” Mr. Dattilo concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is headquartered in Findlay, Ohio and specializes in the manufacture and marketing of automotive products. Products for Cooper’s Tire Group include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment. In the Automotive Group, Cooper is an original equipment supplier of sealing, trim, NVH control systems and fluid handling systems for the automotive industry in North America, Europe, Australia and South America. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters which the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents which currently exist,
•	increased competitive activity, including the inability of the Tire segment to obtain price increases to offset higher production or material costs,
•	the failure to achieve expected sales levels,
•	consolidation among the Company’s competitors and customers,
•	technology advancements,
•	unexpected costs and charges, including those associated with new vehicle launches,
•	fluctuations in raw material and energy prices, including those of both crude petroleum and natural gas and the unavailability of such raw materials or energy sources,
•	changes in interest and foreign exchange rates,
•	increased pension expense resulting from continued poor investment performance of the Company’s pension plan assets and changes in discount rate and expected return on plan assets assumptions,
•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act,
•	the cyclical nature and overall health of the global automotive industry, and the impact of the inability of the Company’s customers to meet their sales and production goals,
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons,
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers,
•	litigation brought against the Company,
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets,
•	the inability of either segment to execute the cost reduction strategies outlined by each for the coming year,
•	the impact of reductions in the insurance program covering the principal risks to the Company, and
•	other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30

	2002	2003	2002	2003

Net sales	$836,075	$839,583	$1,649,052	$1,634,410

Cost of products sold	695,887	737,861	1,386,986	1,431,371

Gross profit	140,188	101,722	262,066	203,039

Selling, general and administrative	60,368	61,659	120,935	123,805

Restructuring charges	450	2,315	967	3,382

Operating profit	79,370	37,748	140,164	75,852

Interest expense	18,570	18,391	38,571	35,107

Other — net	(1,065)	(338)	(1,724)	(2,857)

Income before taxes	61,865	19,695	103,317	43,602

Provision for taxes	22,890	6,971	38,227	15,697

Net Income	$38,975	$12,724	$65,090	$27,905

Basic earnings per share	$0.53	$0.17	$0.89	$0.38

Diluted earnings per share	$0.52	$0.17	$0.88	$0.38

Weighted average shares outstanding

Basic	73,418	73,602	73,110	73,581

Diluted	74,535	73,730	74,015	73,770

Depreciation	$43,930	$44,774	$85,906	$88,876

Amortization of intangibles	$840	$1,289	$2,368	$2,225

Capital expenditures	$32,979	$45,042	$56,836	$80,754

Segment information

Net Sales

Tire	$413,639	$431,723	$847,069	$827,657

Automotive	429,353	413,158	815,394	817,359

Eliminations	(6,917)	(5,298)	(13,411)	(10,606)

Segment profit

Tire	36,949	13,576	80,341	29,891

Automotive	44,062	26,233	65,487	49,360

Unallocated corporate charges and eliminations	(1,641)	(2,061)	(5,664)	(3,399)

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CONSOLIDATED BALANCE SHEETS

	June 30

	2002	2003

Assets
Current assets:

Cash and cash equivalents	$118,624	$22,880
Accounts receivable	540,985	614,515
Inventories	325,682	325,695
Prepaid expenses, deferred income taxes and other	64,445	57,908

Total current assets	1,049,736	1,020,998
Property, plant and equipment	1,189,048	1,210,463
Goodwill	427,895	429,369
Intangibles and other assets	171,515	206,267

	$2,838,194	$2,867,097

Liabilities and Stockholders’ Equity
Current liabilities:

Notes payable	$11,936	$86,979
Trade payables and accrued liabilities	490,254	448,897
Current portion of debt	133,216	15,296

Total current liabilities	635,406	551,172
Long-term debt	890,629	879,116
Postretirement benefits other than pensions	204,447	215,228
Other long-term liabilities	111,389	237,278
Deferred income taxes	20,502	6,635
Stockholders’ equity	975,821	977,668

	$2,838,194	$2,867,097

These interim statements are subject to year-end adjustments.